ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090401

Filed in the office of	Document Number 20130761698-33
Ross Miller, Secretary of State, State of Nevada	Filing Date and Time 11/20/2013 3:00 PM
	Entity Number E0446872007-2

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

METHES ENERGIES INTERNATIONAL LTD.

2. Description of the original document for which correction is being made:

CERTIFICATE OF DESIGNATION

3. Filing date of the original document for which correction is being made: 09/17/2013

4. Description of the inaccuracy or defect:

1) Section 1(a) inaccurately states the number of shares of the Company designated as Series A-1 Preferred Stock; and

2) Section 3(b) does not include a limitation on the number of shares Common Stock issuable in payment of dividends on the Series A-1 Preferred Stock.

5. Correction of the inaccuracy or defect:

1) The first sentence of Section 1(a) is revised to read as follows: "(a) The designation of this series of, which consists of 152,519 shares of Preferred Stock, is the "Series A-1 10% Cumulative Convertible Preferred Stock" (the "Series A-1 Preferred Stock")."
2) The second sentence of Section 3(b) is revised to read as follows: (b) .... The decision whether to pay a dividend hereunder in shares of Common Stock or cash shall be at the discretion of the Company; provided, however, in no event will the Company issue shares of Common Stock in payment of dividends in excess of an aggregate of 1,089,237 shares without shareholder approval. ....

6. Signature:

X Michel G. Laporte	Chairman and Chief Executive Officer	15 Nov 2013
Authorized Signature	**Title ***	**Date**

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.